Exhibit 4.6

EXECUTION COPY

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 6, 2007, among The Yankee Candle Company, Inc., a Massachusetts corporation (as successor to the Issuer (as defined below), the “Company”) and Yankee Candle Restaurant Corp., a Delaware corporation, Quality Gift Distributors, Inc., a Delaware corporation, Aroma Naturals, Inc., a Delaware corporation and Yankee Candle Admin, LLC, a Virginia limited liability company (collectively, the “Subsidiary Guarantors”) and HSBC Bank USA N.A., as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Yankee Acquisition Corp., a Massachusetts corporation (the “Issuer”) and Yankee Holding Corp., a Delaware corporation (“Parent Guarantor”) have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 6, 2007, providing for the issuance of the Issuer’s 9 3/4% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”), initially in the aggregate principal amount of $200,000,000;

WHEREAS Sections 5.1 and 9.1 permit the Issuer to merge with and into The Yankee Candle Company, Inc., as the surviving company (the “Company”) without the consent of the Holders;

WHEREAS Sections 4.17 and 9.1 of the Indenture provides that under certain circumstances the Issuer is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein without the consent of the Holders; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Assumption of All Obligations and Agreements under the Indenture and the Notes by The Yankee Candle Company, Inc. The Company hereby expressly agrees to assume and perform all of the obligations and agreements of the Issuer under the Indenture and the Notes in the same manner as if it were the original Issuer on the Indenture and the Notes upon the execution of this Supplemental Indenture. All references in the Indenture and the Note to the “Company” shall mean The Yankee Candle Company, Inc. from and after the date hereof. Upon the execution of this Supplemental Indenture, the Company hereby directs the Trustee to adjust its books and records to reflect The Yankee Candle Company, Inc. as the Issuer on the Indenture and the Notes. Attached hereto is a new Form of Note which replaces Exhibit A to the Indenture in its entirety and reflects the merger described in the second WHEREAS clause hereof naming The Yankee Candle Company, Inc. as the Issuer on the Indenture and the Notes.

3. Agreement to Guarantee. The Subsidiary Guarantors hereby agree, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture. Attached hereto is a new Form of Guarantee which replaces Exhibit B to the Indenture in its entirety and reflects the merger described in the second WHEREAS clause hereof naming The Yankee Candle Company, Inc. as the Issuer on the Indenture and the Notes.

4. Notices. All notices or other communications to the Subsidiary Guarantors shall be given as provided in Section 12.2 of the Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE YANKEE CANDLE COMPANY, INC.

By:	/s/ Bruce H. Besanko
Name: Bruce H. Besanko
Title: Chief Financial Officer

YANKEE CANDLE RESTAURANT CORP.

By:	/s/ Craig W. Rydin
Name: Craig W. Rydin
Title: President

QUALITY GIFT DISTRIBUTORS, INC.

By:	/s/ James A. Perley
Name: James A. Perley
Title: President and Treasurer

AROMA NATURALS, INC.

By:	/s/ Harlan M. Kent
Name: Harlan M. Kent
Title: President

YANKEE CANDLE ADMIN, LLC

By:	/s/ Edward Medina
Name: Edward Medina
Title: President and Assistant Secretary

HSBC BANK, USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Anthony A. Bochhino, Jr.
Name: Anthony A. Bocchino, Jr.
Title: Vice President

EXHIBIT A

FORM OF NOTE

(Face of 9 3/4% Senior Subordinated Note due 2017)

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THIS NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.

THE YANKEE CANDLE COMPANY, INC.

9 3/4% Senior Subordinated Notes due 2017

No.	$
CUSIP NO.
ISIN NO.

The Yankee Candle Company, Inc. (the “Company”) promises to pay to Cede & Co. or registered assigns, the principal sum of($) on February 15, 2017.

Interest Payment Dates: February 15 and August 15, beginning August 15, 2007

Record Dates: February 1 and August 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:	THE YANKEE CANDLE COMPANY, INC.

By:
Name:
Title:

This is one of the Senior Subordinated Notes referred to in the within-mentioned Indenture:

Dated:

HSBC BANK, USA, NATIONAL ASSOCIATION, as Trustee

By:

(Back of 9 3/4% Senior Subordinated Note)

9 3/4% Senior Subordinated Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”) promises to pay interest on the principal amount of this 9 3/4% Senior Subordinated Note due 2017 (a “9 3/4% Senior Subordinated Note”) at a fixed rate. The Company will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on February 15 and August 15, commencing on August 15, 2007 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the 9 3/4% Senior Subordinated Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 15, 2007; provided that if there is no existing Default or Event of Default in the payment of interest, and if this 9 3/4% Senior Subordinated Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after August 15, 2007), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of 9 3/4% Senior Subordinated Notes, in which case interest shall accrue from the date of authentication. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period) to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2) Method of Payment. The Company will pay interest on the 9 3/4% Senior Subordinated Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of 9 3/4% Senior Subordinated Notes at the close of business on the February 1 and August 1 preceding the Interest Payment Date, even if such 9 3/4% Senior Subordinated Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The 9 3/4% Senior Subordinated Notes shall be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other 9 3/4% Senior Subordinated Notes the Holders of which shall have provided, at least three Business Days prior to the applicable payment date, written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this 9 3/4% Senior Subordinated Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, HSBC BANK, USA, NATIONAL ASSOCIATION, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

(4) Indenture. The Company issued the 9 3/4% Senior Subordinated Notes under an Indenture, dated as of February 6, 2007 (the “Indenture”), by and among The Yankee Candle Company, Inc., Yankee Holding Corp. and the Trustee. The terms of the 9 3/4% Senior Subordinated Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this 9 3/4% Senior Subordinated Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The 9 3/4% Senior Subordinated Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The 9 3/4% Senior Subordinated Notes issued on the Issue Date are senior subordinated obligations of the Company limited to $200,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding 9 3/4% Senior Subordinated Notes as set forth in Paragraph 2 hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the 9 3/4% Senior Subordinated Notes is unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed in whole or in part, at any time prior to February 15, 2012, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after February 15, 2012, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning February 15 of the years indicated below:

Year	Redemption Price
2012	104.875%
2013	103.250%
2014	101.625%
2015 and thereafter	100.000%

(c) In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to February 15, 2010, the Company may on one or more occasions, with the net cash proceeds of one or more Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a Redemption Price of 109.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent and its Affiliates) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

(d) Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

(6) Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the 9 3/4% Senior Subordinated Notes.

(7) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of such Holder’s 9 3/4% Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes.

(c) Holders of the 9 3/4% Senior Subordinated Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from the Company prior to any related purchase date and may elect to have such 9 3/4% Senior Subordinated Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8) Notice of Redemption. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose 9 3/4% Senior Subordinated Notes are to be redeemed at its registered address. 9 3/4% Senior Subordinated Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $2,000 and integral multiples of $1,000 thereof, unless all of the 9 3/4% Senior Subordinated Notes held by a Holder are to be redeemed. On and after the redemption date, interest will cease to accrue on the 9 3/4% Senior Subordinated Notes or portions hereof called for redemption.

(9) Subordination. The Notes are unsecured obligations of the Company and subordinated and junior in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Guarantee by a Guarantor is subordinated and junior to the same extent and in the same manner as the Notes are subordinated and junior to the Senior Indebtedness of the Company. Each Holder, by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

(10) Denominations, Transfer, Exchange. The 9 3/4% Senior Subordinated Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 thereof. The transfer of the 9 3/4% Senior Subordinated Notes may be registered and the 9 3/4% Senior Subordinated Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any 9 3/4% Senior Subordinated Note or portion of a 9 3/4% Senior Subordinated Note selected for redemption, except for the unredeemed portion of any 9 3/4% Senior Subordinated Note being redeemed in part. Also, it need not exchange or register the transfer of any 9 3/4% Senior Subordinated Notes for a period of 15 days before a selection of 9 3/4% Senior Subordinated Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) Persons Deemed Owners. The registered holder of a 9 3/4% Senior Subordinated Note may be treated as its owner for all purposes.

(12) Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the 9 3/4% Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding 9 3/4% Senior Subordinated Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the 9 3/4% Senior Subordinated Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the outstanding 9 3/4% Senior Subordinated Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may amend or supplement the Indenture for any of the following purposes:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, as amended;

(7) to add a Guarantee of the Notes;

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture; or

(9) to conform the text of this Indenture, Notes or Guarantees to any provision of the “Description of Notes” in the Offering Memorandum.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture or the Notes, including the definitions herein; provided, however, that no such amendment or supplement shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued thereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of such Notes issued thereunder by the holders of at least a majority in aggregate principal amount of such Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(8) make any change in the ranking, priority or subordination provisions of any Note that would adversely affect the Holders of such Notes;

(9) modify the Guarantees in any manner adverse to the Holders of the Notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture and its consequences, except a Default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

It shall not be necessary for the consent of the Holders of Notes under Section 9.2 of the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under Section 9.2 of the Indenture becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

(13) Defaults and Remedies. Events of Default include:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by Article X of the Indenture;

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by Article X of the Indenture;

(3) the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clause (1) or (2) above), whether or not such payment is prohibited by the subordination provisions of the Indenture, and such default or breach continues for a period of 60 days after the notice specified below or 90 days if such default is with respect to Section 4.3;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture; or

(7) (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”) and the same shall immediately become due and payable; provided that, so long as any Indebtedness permitted to be incurred under this Indenture as part of the Credit Agreement or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Credit Agreement and the Senior Notes, and

(2) five (5) Business Days after the giving of written notice of such acceleration to the Company and each Representative under the Credit Agreement and the trustee under the Senior Indenture.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in this Indenture.

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

(14) Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors or their respective Affiliates, and may otherwise deal with the Company, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(15) No Recourse Against Others. No director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator, past, present or future, of the Company, any of its Subsidiaries or any of its direct or indirect parent companies as such or in such capacity, shall have any personal liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator.

(16) Authentication. This 9 3/4% Senior Subordinated Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 9 3/4% Senior Subordinated Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the 9 3/4% Senior Subordinated Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19) Registration Rights. The Company intends to register the notes under a registration rights agreement to be executed in connection with this offering.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Facsimile: (413) 665-9743

Attention: Jim Perley

ASSIGNMENT FORM

To assign this 9 3/4% Senior Subordinated Note, fill in the form below: (I) or (we) assign and transfer this 9 3/4% Senior Subordinated Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this 9 3/4% Senior Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this 9 3/4% Senior Subordinated Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 9 3/4% Senior Subordinated Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of the 9 3/4% Senior Subordinated Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(Sign exactly as your name appears on the 9 3/4% Senior Subordinated Note)

Tax Identification No.:

Signature guarantee:

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OF TRANSFER RESTRICTED NOTES

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Facsimile: (413) 665-9743

Attention: Jim Perley

HSBC BANK, USA, NATIONAL ASSOCIATION

425 Fifth Avenue

New York, New York 10018

Facsimile: (212) 525-1300

Attention: Corporate Trust and Loan Agency

Re:	CUSIP #

Reference is hereby made to that certain Indenture dated February 6, 2007 (the “Indenture”) by and among The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), the Guarantors party thereto and HSBC BANK, USA, NATIONAL ASSOCIATION, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $_______ principal amount of Notes held in (check applicable space) ______ book-entry or ______ definitive form by the undersigned.

The undersigned ___________ (transferor) (check one box below):

☐	hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐	hereby requests the Trustee to exchange a Note or Notes to __________ (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(k) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) ☐	to the Company or any of its subsidiaries; or

(2) ☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:	NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF 9 3/4% Senior Subordinated Notes

The following exchanges of a part of this Global Note for other 9 3/4% Senior Subordinated Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease (or Increase)	Signature of Authorized Officer of Trustee of 9 3/4 Senior Subordinated Note Custodian

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under that certain Indenture, dated as of February 6, 2007 (as amended and supplemented from time to time, the “Indenture”), by and among The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), the Guarantors party thereto and the Trustee, have guaranteed the Notes and the obligations of the Company under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 9 3/4% Senior Subordinated Notes due 2017 (the “Notes”) of the Company, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article XI of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XI of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, unitholder, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, unitholder, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

B-1

THE TERMS OF ARTICLE XI OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of ____________

[Guarantor]

By:
Name:
Title:

(SEAL)

B-2